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                             CONTRIBUTION AGREEMENT


         THIS CONTRIBUTION AGREEMENT (this "Agreement") dated as of December 10, 1998 is made by and between Prestige Holdings I, L.P., a limited partnership organized under the laws of Delaware ("Transferee") and Revlon Consumer Products Corporation, a Delaware corporation ("Transferor").


                              W I T N E S S E T H:

         WHEREAS, Transferor is the owner of 8,479,335 shares (the "Shares") of Class C common stock, par value $.01 per share (the "Common Stock"), of The Cosmetics Center, Inc. (the "Company"), representing approximately 84.6% of the issued and outstanding capital stock of the Company; and

         WHEREAS, Transferor is the owner of (i) a promissory note of the Company dated as of April 25, 1997 in the principal amount of $13.255 million and bearing interest at the rate of 11% per annum, and (ii) an amended and restated promissory note of the Company dated as of September 26, 1998 in the principal amount of $7 million and bearing interest at the rate of 9.25% per annum, in each case, as amended as of the date hereof to, among other things, have a term of less than one (1) year (the "Intercompany Debt "); and

         WHEREAS, Transferor is the owner of certain trade payables owed by the Company to Transferor for goods sold and delivered and services provided in the ordinary course of business by Transferor (the "Trade Payables"); and

         WHEREAS, Transferor desires to contribute to Transferee, and Transferee desires to receive such from Transferor as a contribution, the Shares, the Intercompany Debt and $6 million of the oldest Trade Payables outstanding (the "Assigned Trade Payables"); Transferor will retain $3.7 million of Trade Payables (the "Retained Trade Payables"), a portion of which will be paid or offset on or prior to the Closing (as herein defined) in accordance with Section 4(e) and the remainder of which will be evidenced by the Promissory Notes (as herein defined) in accordance with Section 4(b), and the Transferor shall forgive the remainder of the Trade Payables; and

         WHEREAS, in consideration of the foregoing, each of the parties to this Agreement desires to perform its respective obligations upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements hereinafter contained, the parties hereto do hereby agree as follows:

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         1. Contribution and Receipt of the Shares, the Intercompany Debt and
the Assigned Trade Payables; Closing.

              (a) Subject to all of the terms and conditions of this Agreement, Transferor shall contribute the Shares, the Intercompany Debt and the Assigned Trade Payables to Transferee, and Transferee shall receive the Shares, the Intercompany Debt and the Assigned Trade Payables as a contribution from Transferor, at the Closing (as hereinafter defined). In consideration for the contribution, Transferor shall be admitted as a limited partner of Transferee in accordance with the provisions of the Partnership Agreement (as hereinafter defined).

              (b) The closing of the contribution and receipt of the Shares, the Intercompany Debt and the Assigned Trade Payables (herein called the "Closing ") shall take place upon execution and delivery of this Agreement at the offices of Transferor at 625 Madison Avenue, New York, New York 10022, and shall be effective at the close of business on December 10, 1998, or at such other location, time or date as may be agreed to in writing by Transferor (such time and date of the Closing being herein called the "Closing Date").

              (c) At the Closing, Transferor shall deliver to Transferee stock certificates representing the Shares duly endorsed (or accompanied by duly executed stock powers), the promissory notes representing the Intercompany Debt, and an assignment of the Assigned Trade Payables, each for transfer to Transferee. Additionally, at the Closing, Transferor and Transferee shall each deliver to the other the agreements and documents required of them pursuant to
Schedule I hereto.

         2. Representations and Warranties of Transferor. Transferor hereby represents and warrants to Transferee, except as set forth in the Disclosure Schedule (as defined below), as follows:

              (a) Due Incorporation. Each of Transferor and the Company is a corporation validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified and in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned or held under lease or license or the nature of the Company's business requires such qualification, except where the failure to be so qualified and in good standing shall not have a material adverse effect on the financial condition or results of operations of the Company taken as a whole (a "Material Adverse Effect").

              (b) Due Authorization. Transferor has corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by Transferor have been duly authorized by all necessary corporate action on its part. The Company has full corporate power and authority to own, conduct and operate its business, assets and properties. Prior to

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Closing, the board of directors of the Company has approved the transaction contemplated hereby pursuant to which Transferee and any "affiliate" or "associate" of Transferee becomes an "interested" stockholder of the Company for purposes of Section 203 of the Delaware General Corporation Law, as each such term is defined therein.

              (c) Binding Obligation. This Agreement has been duly executed and delivered by Transferor and is the valid and binding obligation of Transferor, enforceable against Transferor in accordance with its terms (except as such enforcement may be limited by applicable principles of equity, and by bankruptcy, insolvency, moratorium, receivership, conservancy, fraudulent conveyance, liquidation and other laws affecting creditors' rights and remedies generally).

              (d) No Conflict. Except as set forth on Schedule 2(d) of the disclosure schedule delivered by Transferor to Transferee upon the execution and delivery of this Agreement (the "Disclosure Schedule"), the execution, delivery and performance of this Agreement by Transferor and the consummation by Transferor of the transactions contemplated hereby do not (i) contravene the certificate of incorporation, bylaws or other organizational documents of Transferor or the Company, (ii) violate, conflict with or result in a breach of or default under any agreement, license, instrument, indenture, mortgage, lease, judgment, decree, order or ruling to which Transferor or the Company is a party or by which Transferor or the Company or any of their respective assets or properties is bound, or to which the Shares are subject, or (iii) result in or permit the creation of any lien, charge or encumbrance upon the Shares, except, in the case of clause (ii), where such conflict, violation, breach or default, lien, charge or encumbrance would not result in a Material Adverse Effect on the Company. Except as set forth in Disclosure Schedule 2(d), no consents are required in order for Transferor to enter into this Agreement or consummate the transactions contemplated hereby, except any consent the failure of which to secure would not result in a Material Adverse Effect on the Company. The execution, delivery and performance of a financing agreement which refinances all amounts owed under the Company's existing Credit Agreement with Bank of America Business Credit, as amended to the date hereof, providing for revolving credit secured by the Company's inventory, receivables, tangible and intangible assets would not violate, conflict with or result in a breach or default under any agreement, license, indenture, mortgage, lease, judgment, order or ruling to which the Company is a party or by which the Company or any of its assets is bound, except where such conflict, violation, breach or defaults would not result in a Material Adverse Effect on the Company.

              (e) No Violation of Law; Regulatory Approvals. The execution, delivery and performance of this Agreement by Transferor and the consummation by Transferor of the transactions contemplated hereby do not violate any law, rule, regulation or governmental order or decree applicable to Transferor or the Company, except any violations which would not have a Material Adverse Effect on the Company. Neither Transferor nor the Company is required to file, seek or obtain any governmental notice, filing, authorization, approval, order or consent ("Governmental Consent") in connection with execution, delivery and performance

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of this Agreement by Transferor, except for such Governmental Consents the failure of which to obtain would not result in a Material Adverse Effect on the Company.

              (f) Litigation. Except as set forth on Schedule 2(f) of the Disclosure Schedule, neither Transferor nor the Company is engaged in or a party to, or threatened in writing with, any suit, legal action, arbitration or other proceeding (a "Proceeding") before any court, administrative agency, arbitration panel or other similar authority that (i) relates to or may affect the business, assets or properties of the Company, except for Proceedings that would not result in a Material Adverse Effect on the Company, or (ii) challenges or seeks to prevent, delay or make illegal the transactions contemplated by this Agreement.

              (g) Shares. At the Closing, Transferor will deliver to Transferee the Shares, free and clear of any and all liens, rights, interests, hypothecations, violations, pledges, encumbrances, charges, agreements or claims, and, upon delivery of the certificates for the Shares at the Closing, Transferee will acquire valid title to the Shares, free and clear of any security interests, hypothecations, violations, judgments or encumbrances or "adverse claims" within the meaning of Section 8-302 of the New York Uniform Commercial Code. The Shares are fully paid and nonassessable. The Shares are not registered and may not be transferred except pursuant to registration or an exemption therefrom.

              (h) Capitalization of the Company. The Company's authorized capital stock consists solely of: (i) 40,000,000 authorized shares of Class C common stock, par value $.01 per share, of which 10,025,601 shares are issued, outstanding, fully paid and nonassessable, 80,361 shares are reserved for issuance under the Company's Amended and Restated 1991 Stock Option Plan (the "1991 Plan") and 1,000,000 shares are reserved for issuance and 616,250 options are outstanding under the Company's 1997 Stock Option Plan (the "1997 Plan");
(ii) 5,000,000 shares of Class A common stock, par value $.01 per share, none of which is issued and outstanding; and (iii) 5,000,000 shares of Class B common stock, par value $.01 per share, none of which is issued and outstanding. Except as set forth on Disclosure Schedule 2(h) and except for this Agreement, the 1991 Plan and the 1997 Plan, there are no outstanding options, warrants or other rights to acquire, or any outstanding securities or obligations convertible into or exchangeable for, or any voting agreements with respect to, any shares of capital stock of the Company. The Company has no subsidiaries.

              (i) Ownership and Condition of Property. Except as set forth on Disclosure Schedule 2(i), the Company owns or leases all material assets used in the conduct its business as presently conducted. To Transferor's knowledge, all of the Company's assets are in all material respects in good operating condition and repair, ordinary wear and tear excepted.

              (j) Trade Payables. At the Closing before the contribution by Transferor to Transferee of the Assigned Trade Payables, the total amount of the Trade Payables owed by the Company to Transferor or any of its Affiliates shall not be less than $11.1 million.

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              (k) Employee Benefit Plans and Agreements.

                   (i) Schedule 2(k) of the Disclosure Schedule contains a true and complete list of, and the Transferor has delivered a complete and accurate copy to Transferee of, each material "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") of the Company, and each material stock purchase, stock option, severance, employment, change in control, fringe benefit, bonus, incentive, deferred compensation and all other material employee benefit plans, agreements, programs, policies or other arrangements of the Company, whether or not subject to ERISA, under which any employee or former employee, or the spouse, beneficiary or dependent of any employee or former employee, of the Company has any present or future right to benefits or under which the Company has any present or future liability. All such plans, agreements, programs, policies and arrangements are hereinafter referred to as "Employee Benefit Plans."

                   (ii) With respect to the Employee Benefit Plan intended to qualify under Code ss.401(a), (1) an application for a determination letter filed in August 1998 is pending with the Internal Revenue Service, (2) the Company has not engaged in a transaction prohibited by Code ss.4975 or Section 406 of ERISA, and (3) Transferor has delivered to Transferee the most recent valuation that was delivered by the third party administrator for such Employee Benefit Plan.

                   (iii) Except for any failure to so maintain or to take or fail to take action as would not result in a Material Adverse Effect on the Company, the Employee Benefit Plans have been maintained in all material respects in accordance with their terms, the requirements of ERISA, the Code (where applicable), and all other applicable laws and no Employee Benefit Plan has taken, or has failed to take, any action that could result in the imposition of any excise tax, penalty, judgment or assessment.

                   (iv) The Company does not sponsor a plan subject to Title IV of ERISA or Code ss.412, nor does the Company have a current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). The Company has not incurred (and no event, transaction or condition has occurred or exists which will result in the Company incurring) any withdrawal liability under Section 201 or 4202 of ERISA in respect of any multiemployer plan.

                   (v) Except as set forth on Disclosure Schedule 2(k), the Company has no commitment, whether formal or informal and whether legally binding or not, to create any additional material Employee Benefit Plan or modify any existing Employee Benefit Plan in any material respect.

                   (vi) There are no pending or threatened claims by or on behalf of any Employee Benefit Plan, or by or on behalf of any individual participants or beneficiaries

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of any such Employee Benefit Plan, alleging any breach of fiduciary duty on the part of the Company or any of its officers, directors or employees under ERISA or any other applicable laws, or claiming benefit payments (other than those made in the ordinary operation of such plans), nor, to Transferor's knowledge, is there any basis for such claim, except in the case of this Section 2(k)(vi) any such claims as would not have a Material Adverse Effect on the Company.

              (l) Environment.

                   (i) For purposes of this Agreement, "Hazardous Substance" shall mean any material or substance defined or identified as a hazardous material, hazardous waste, hazardous substance, toxic substance, pollutant or contaminant, or which is otherwise regulated, under any Environmental Law, or which is or contains petroleum, gasoline, diesel fuel or another petroleum hydrocarbon product; "Environmental Laws" shall collectively mean all Federal, state and local laws, statutes, ordinances, rules, regulations, common law rules, orders, codes, licenses, permits, decrees, judgments, directives, guidelines, standards or the equivalent of or by any Governmental Authority and relating to or addressing the protection of the environment or human health (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C.
Section 1801 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901 et seq.), and the regulations adopted pursuant thereto); "Governmental Authority" shall mean the Federal government, any state or other political subdivision thereof, exercising executive, legislative, judicial, regulatory or administrative functions.

                   (ii) Except as set forth in Disclosure Schedule 2(l), to the knowledge of Transferor (i) there has been no material treatment storage, disposal, release or threatened release of any Hazardous Substance on or from any of the premises of the Company in a manner which (a) has caused damage to persons, property or resources or would result in any material liability to the Company under any Environmental Law, or (b) is required by Environmental Law to be investigated, cleaned up or remediated; (ii) except in accordance with applicable Environmental Laws, during the period of time that Transferor has owned the Shares the Company has not disposed of any Hazardous Substance and no third party with which the Company has contracted to dispose of any Hazardous Substance has so disposed of any such substance at any location; (iii) except as set forth in Disclosure Schedule 2(l), there are no claims pending or threatened by any regulatory authority or third party that the Company is in violation of or non-compliance with any Environmental Law or that the Company is liable to any party for property damage, personal injury or otherwise as a result of the presence of Hazardous Substances at or from the Company's premises or as a result of the Company's operations; and (iv) the Company is in compliance in all material respects with all Environmental Laws and possesses all permits required by Environmental Laws and all such permits are currently in effect, except for any exceptions to (i), (ii), (iii) or (iv) as would not result in a Material Adverse Effect on the Company.

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              (m) Labor Matters. The Company is not a party to any collective bargaining agreement or other contract or commitment to any labor union or association representing any employee of the Company. During the period of time that Transferor has owned the Shares, no such agreement has been requested of management of the Company by, or is under discussion by management of the Company with, any group of employees or others not covered by any such agreement.

              (n) Lease Payments. Except as set forth in Disclosure Schedule 2(n), (i) Company has paid any and all amounts due pursuant to all real property leases under which it is lessee or sublessee, and is not otherwise in default thereunder, and (ii) the Transferor has no knowledge of any event (including but not limited to the execution and delivery of this Agreement) that, with the giving of notice or lapse of time or both, would be a default under any such lease, except in the case of (i) for any amounts in dispute and except in the case of (ii) for any defaults that would not have a Material Adverse Effect on the Company.

              (o) Affiliate Agreements. Except as disclosed in Disclosure
Schedule 2(o), Company is not party to any agreement with, or requiring the performance from and after the Closing Date of any obligations by or for the benefit of, Transferor or any other Affiliate of the Transferor. For purposes of this Agreement, "Affiliate" shall mean any person that, directly or indirectly, controls, is controlled by or is under common control with, the first mentioned person.

              (p) Services Agreement. There are no services provided by Transferor or any Affiliate of Transferor that are not contemplated by the Services Agreement dated April 25, 1997 (the "Service Agreement") by and between the Company and Transferor.

              (q) Supply Agreement. The Transferor presently sells inventory to the Company pursuant to the Supply Agreement dated April 25, 1997 (the "Supply Agreement") by and between the Company and Transferor, as amended as provided herein.

              (r) Letters of Credit. Other than as set forth on Disclosure
Schedule 2(r), there are no letters of credit or bank guarantees presently used by the Company in connection with its business.

              (s) SEC Documents. To Transferor's knowledge, except as set forth on Disclosure Schedule 2(s), since April 25, 1997 the Company has filed all required forms, statements, schedules, exhibits, reports and other documents with the Securities and Exchange Commission ("SEC") required to be filed by it pursuant to the Federal securities laws and the SEC rules and regulations thereunder, other than any such failure to file as would not have a Material Adverse Effect on the Company (as such documents have since the time of their filing been amended, the "Company SEC Documents"). To Transferor's knowledge, as of their respective dates, the Company SEC Documents complied in all material respects with the

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requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents or such other forms, reports or other documents, as of their respective dates and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, other than any non-compliance, untrue statements or omissions that would not result in a Material Adverse Effect on the Company.

         (t) Employment Agreements, Consulting Agreements and Severance Agreements. Except as set forth in Disclosure Schedule 2(t), the Company is not a party to (i) any written employment or consulting agreements with any employees or consultants pursuant to which the Company is obligated to pay in excess of $100,000 after the Closing Date, or (ii) any written severance or separation agreement with any former employee pursuant to which the Company is obligated to pay in excess of $100,000 after the Closing Date.

         (u) Intercompany Debt and Assigned Trade Payables. The Intercompany Debt and Assigned Trade Payables have not been sold, pledged, assigned or transferred by Transferor and as of the date hereof are free and clear of all liens and encumbrances.

         3. Representations and Warranties of Transferee. Transferee hereby represents and warrants to Transferor as follows:

         (a) Due Formation; Non-Contravention. Transferee is a limited partnership validly existing and in good standing under the laws of the State of Delaware.

         (b) Due Authorization. Transferee has the power and authority as a limited partnership to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Transferee have been duly authorized by all necessary partnership action on the part of Transferee.

         (c) Binding Obligation. This Agreement has been duly executed and delivered by Transferee and is the valid and binding obligation of Transferee, enforceable against it in accordance with its terms (except as such enforcement may be limited by applicable principles of equity, and by bankruptcy, insolvency, moratorium, receivership, conservancy, fraudulent conveyance, liquidation and other laws affecting creditors' rights and remedies generally).

         (d) No Conflict. Neither the execution, delivery and performance of this Agreement by Transferee, nor the consummation by it of the transactions contemplated hereby (i) contravene the certificate of limited partnership or other organizational documents of Transferee or (ii) violate, conflict with or result in a breach of or default under any agreement,

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license, instrument, indenture, mortgage, lease, judgment, decree, order or ruling to which Transferee is a party or by which Transferee or any of its assets or properties is bound, except in the case of clause (ii) where such conflict, violation, breach or default, lien, charge or encumbrance would not adversely affect the business, assets or properties of Transferee.

         (e) No Violation of Law; Regulatory Approvals. Neither the execution, delivery and performance of this Agreement by Transferee, nor the consummation of the transactions contemplated hereby, will violate any law, rule or regulation applicable to Transferee which violation would adversely affect the business, assets or properties of Transferee. Transferee is not required to seek any Governmental Consent in connection with the execution, delivery and performance of this Agreement, except for such Governmental Consents the failure of which to obtain would not adversely affect the business, assets or properties of Transferee.

         (f) Litigation. Transferee is not engaged in or a party to, or threatened with, any Proceeding before any court, administrative agency, arbitration panel or other similar authority that relates to or may adversely affect the business, assets or properties of Transferee, and Transferee is not a party to, or threatened with any such Proceeding that may have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement.

         (g) Investment Intent. Transferee is and will be acquiring the Shares for its own account, for investment and not with a view to the distribution thereof within the meaning of the Securities Act. Transferee has no present intention of selling, distributing or otherwise disposing of the Shares. Transferee is an "accredited investor" as such term is defined in Rule 501 promulgated under the Securities Act. Transferee understands that (i) the Shares have not been registered under the Securities Act and (ii) the Shares must be held by Transferee indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration and agrees not to dispose of the Shares other than pursuant to such registration or exemption. Transferee understands that there is a legend on the certificates delivered hereunder stating that the Shares have not registered under the Securities Act and, therefore, cannot be offered, sold or transferred unless they are registered under the Securities Act or an exemption from such registration is available.

         (h) Access to Information. Transferee acknowledges that it and its representatives have been permitted full and complete access to the filings of the Company under the Securities Act and the Exchange Act, and that it and its representatives have had a full opportunity to meet with the officers and employees of Transferor and the Company to discuss the Company and have had access to all relevant books, records and documents. Transferee acknowledges that none of Transferor or any of its Affiliates or any other person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the businesses of the Company or the Shares, except as expressly set forth in this Agreement and the schedules hereto, and none of

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Transferor or any of its Affiliates shall have or be subject to any liability to Transferee, its representatives or any other person resulting from the distribution to Transferee or its representatives, or their use of, any such information, documents or materials made available to Transferee or its representatives in any form in expectation of the transactions contemplated hereby except as and to the extent expressly provided in this Agreement.

         4. Covenants of the Parties.

         (a) Partnership Agreement. Transferor shall execute and deliver at the Closing a partnership agreement (the "Partnership Agreement") setting forth the organization of Transferee and the rights and obligations of its partners in the form attached hereto as Exhibit A.

         (b) Promissory Notes. Transferor shall cause the Company to execute and deliver to Transferor at the Closing two promissory notes (the "Promissory Notes"). One Promissory Note shall be payable to Transferor in the amount of $850,000, representing the obligation of the Company to repay to Transferor $850,000 of the most current outstanding Retained Trade Payables due from the Company to Transferor, which are amounts due in the ordinary course under the Supply Agreement, in the form attached hereto as Part I to Exhibit B. The Second Promissory Note shall be payable to Transferor in the amount of $850,000, representing the obligation of the Company to repay to Transferor $850,000 of the next most current outstanding Retained Trade Payables due from the Company to Transferor, which are amounts due in the ordinary course under the Supply Agreement, in the form attached hereto as Part II to Exhibit B. Transferor will forgive the remainder of the Trade Payables owed by the Company to Transferor, after giving effect to the payments and offset to be made in accordance with Section 4(e), on or prior to the Closing. At the Closing, Transferor will assign the Assigned Trade Payables to the Transferee.

         (c) Leases.

         (i) At the Closing, Transferor shall cause the Company to transfer and assign to Transferor the real property lease with respect to the Company store located on Fifth Avenue, New York City, and, simultaneously therewith, Transferor, as sublessor, and the Company, as sublessee, shall enter into a sublease for such store terminating on December 31, 1999, which sublease shall provide that between the Closing Date and the termination date of the sublease the Company will operate such store in the ordinary course of business and the Company will transfer and assign to Transferor all fixtures and inventories owned by the Company or Transferor located at such store on such termination date.

         (ii) At the Closing, Transferee shall cause the Company to (x) amend the leases for the Company stores located in Irvington, New Jersey, Phoenix, Arizona, and Oxford, North Carolina (the "Leases") to provide that each of the Leases shall terminate on December 31, 1999, time being of the essence (the "1999 Termination Date"), (y) operate

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such stores in the ordinary course of business until the 1999 Termination Date and (z) transfer and assign to Transferor all fixtures and inventories owned by the Company or Transferor located at such store on such 1999 Termination Date.

         (iii) It is expressly understood and agreed that the Company will retain the rights under the lease for the Company store located in Apex, North Carolina for the balance of the lease term, together with any renewal options or extensions thereof.

         (d) Supply Agreement. The Supply Agreement shall be amended (i) to provide that it may be terminated by Transferor (x) immediately for non-payment by the Company of amounts due and payable with respect to goods and services provided after the Closing Date; and (y) immediately for failure to comply with covenants relating to wholesaling products; and (ii) to waive, solely in connection with the consummation of the transactions contemplated by this Agreement, the change in control provisions in Section 2.02 of the Supply Agreement to the extent required for such provisions not to be triggered by and on the occasion of the consummation of the such transactions.

         (e) Payment of Balance of Retained Trade Payables. On or prior to the Closing, Transferee shall cause the Company to pay to Transferor an amount equal to $1.5 million, by certified check or wire transfer of immediately available funds, in partial payment of the Retained Trade Payables. On or prior to the Closing, the Transferor will offset $100,000 owed by it to the Company against the Trade Payables. From and after the Closing, Transferee shall cause the Company to pay to Transferor the balance of the Retained Trade Payables (other than the Retained Trade Payables represented by the Promissory Notes) in accordance with the payment terms thereof.

         (f) Board of Directors. Transferor shall arrange at the Closing for
(i) two (2) designees of Transferee (the "Transferee Designees") to be elected to the board of directors of the Company (the "Board"), (ii) the Transferee Designees to be elected to fill two of the seats on the Executive Committee of the Board, and (iii) the amendment of the by-laws of the Company to provide that no action of the Board, other than the filling of vacancies on the Board or its Executive Committee, may be taken without the affirmative vote of 85% of the full Board.

         (g) Non-Competition. Transferor hereby agrees that for three (3) years after the Closing Date, Transferor will not own or operate a retail outlet store in the United States that sells cosmetics, fragrances or health and beauty products. Notwithstanding the foregoing, Transferor may operate (i) full priced "flagship" stores operating under the "Revlon" name or any other trademarks or tradenames used by Transferor in its business, (ii) employee stores located on or near Transferor's premises, (iii) retail stores acquired through the acquisition of an entity, provided that the purpose of such acquisition is not to acquire retail stores and that no more than 25% of such acquired entity's gross sales are derived from retail sales of cosmetics, fragrances, and/or health and beauty products, (iv) "tent" and warehouse sales having a duration

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                                                                 EXECUTION COPY

of ten (10) days or less, and (v) stores located in or adjacent to hair, nail and/or beauty salons owned or operated by Transferor which are incidental to the business of the salon.

         5. Further Agreements and Assurances.

         (a) Further Assurances. Transferor and Transferee shall execute and deliver any and all documents or instruments reasonably necessary or desirable to effectuate the transactions contemplated by this Agreement or any of the agreements executed and delivered in connection herewith. Without limitation of the foregoing, (i) Transferor shall use commercially reasonable efforts to assist Transferee in discussions with any landlords that are party to lease agreements with the Company that may be necessary or advisable as a result of the transactions contemplated by this Agreement; provided, however, that Transferor does not hereby make any covenant or undertaking that any consents that may be required will be secured and provided further that Transferor shall not be required to take any actions that would obligate Transferor to (x) incur any third party costs or expenses or (y) commence or join any litigation or similar proceeding; and (ii) after the Closing, Transferee shall and shall cause the Company to provide Transferor and its agents with access during normal business hours to the Company's Columbia, Maryland facility, and to any other property of the Company as is reasonably necessary, in order for Transferor to remove Transferor's routing equipment located on the Company's property. Transferor will be responsible for any actual damage to the Company's property that occurs as a direct result of such removal of Transferor's equipment by Transferor and its agents.

         (b) Post-Closing Access by Transferor and Transferee. Transferee shall and shall cause the Company to cooperate with Transferor to make available to Transferor financial, tax and other information (including reasonable access to books and records of the Company) for periods up to and including the Closing Date, reasonably required by Transferor in connection with any audit or other investigation by any taxing authority or for tax compliance or any required reports or submissions to governmental bodies or judicial authorities with respect to the Company, or its business and operations or for the purpose of defending third party claims under Section 7(c) hereof. Transferor shall cooperate with Transferee and the Company to make available to Transferee and the Company financial, tax and other information for periods up to and including the Closing Date, not delivered to the Company or Transferee on the Closing Date, reasonably required by Transferee and the Company in connection with any audit or other investigation by any taxing authority or for tax compliance or any required reports or submissions to governmental bodies or judicial authorities with respect to the Company, or for the purpose of defending third party claims under Section 7(c) hereof.

         (c) Post-Closing Cooperation. Transferor shall use commercially reasonable efforts to assist Transferee in the transition to its own service providers of services provided by Transferor to the Company pursuant to the Services Agreement prior to the Closing, provided that in no event shall Transferor be required to perform any such services

                                                                 EXECUTION COPY

for the Company post-Closing. The Services Agreement shall be terminated as of the Closing Date.

         (d) Directors and Officers. Transferor will indemnify the Company for any actual losses arising out of matters that occurred up to and including the Closing Date if the Company is required after the Closing Date pursuant to and subject to the terms and conditions of Article X of its By-Laws and any applicable Delaware laws to indemnify any of Harvey Rosenthal, David Dinkins, Jerry W. Levin, William J. Fox, Donald Drapkin, George Fellows, Richard Halperin, Wade H. Nichols or Steven Isko by reason of the fact that any such person was a director or officer of the Company up to and including the Closing Date. Transferor may secure at its own cost and expense a "runoff" insurance policy for the Company providing directors and officers liability coverage for the matters, individuals and periods set forth in the preceding sentence (the "Runoff Policy"). Transferee acknowledges that prior to Transferor's ownership of the Company certain insurance policies which included coverage for directors and officers were purchased by the Company (the "Predecessor Policies"). Transferee agrees that it shall cause the Company to grant Transferor the authority to file claims with the insurers under the Predecessor Policies and the Runoff Policy and pursue the benefits of such coverage to the extent that such Predecessor Policies and the Runoff Policy provide coverage for directors and officers liability claims for which Transferor has agreed to indemnify the Company pursuant to this Section 5(d). Transferee agrees that it shall cause the Company to assign to Transferor all benefits of the insurance under the Predecessor Policies and the Runoff Policy to the extent such benefits are actually received for the directors and officers liability claims for which Transferor has agreed to indemnify the Company pursuant to this Section 5(d). Transferee agrees to aid and to cause the Company to aid and support Transferor in pursuit of the insurance under the Predecessor Policies and the Runoff Policy which shall include, but not be limited to, supplying records, personnel, and, if necessary, filing lawsuits or claims against insurers to collect the insurance under the Predecessor Policies and the Runoff Policy and Transferor shall reimburse Company and Transferee for its third party costs incurred in connection with such assistance to Transferor. Transferor shall be entitled to control the proceedings for any such lawsuits or claims. The indemnification provided under this Section 5(d) shall survive indefinitely.

         (e) Publicity. No press releases or filings with respect to this Agreement and the transactions contemplated hereby shall be made by either party without the prior approval of the other party (which approval shall not be unreasonably withheld) except as required by law or the rules of any stock exchange.

         (f) Confidentiality. The Confidentiality Agreement dated September 25, 1998, between the Company and York Management Services, Inc. shall remain in full force and effect.

                                                                 EXECUTION COPY

         (g) Use of Revlon Name. From and after the Closing date, Transferee shall cause the Company to cease to use the "Revlon" name as a tradename in any of its stores, and shall have no right, title or interest in the "Revlon" name following the Closing.

         6. Survival of Representations and Warranties. With the exception of the representations and warranties set forth in Sections 2(c), 2(g) and 2(u) hereof and Section 8, which shall survive the Closing forever and the representations set forth in Section 3 hereof, which shall survive for a period of six (6) months from the Closing Date, the other representations and warranties set forth in this Agreement (the "Non-Surviving Reps and Warranties") shall not survive the Closing Date and after the Closing Date no party shall have any right to make a claim for indemnification or otherwise with respect to the breach or inaccuracy of any Non-Surviving Reps and Warranties.

         7. Indemnification.

         (a) Indemnification by Transferor. Transferor hereby agrees to indemnify, defend, save and hold Transferee and its Affiliates and their respective directors, officers, employees, representatives and agents and each of the successors and assigns of any of the foregoing (the "Transferee Group") harmless from and against any and all damage, liability, loss, expense, assessment, judgment or deficiency of any nature whatsoever (including, without limitation, attorneys' fees and other costs and expenses incident to any Proceeding) (together, "losses") incurred or sustained by any member of the Transferee Group which shall arise out of or result from (1) any breach or inaccuracy of any representation or warranty set forth in Sections 2(c), 2(g) and 2(u), and (2) the nonfulfillment or breach of any agreement, obligation or covenant of Transferor contained herein, in each case after offset by any related insurance proceeds directly related to the matter for which indemnification is claimed (net of increased insurance premiums and charges related directly to such losses) to which any member of the Transferee Group is entitled under its insurance policies (it being understood that no member of the Transferee Group has any obligation hereunder to carry insurance coverage for any particular or general group of risks), or other third party recovery received by any member of the Transferee Group related to the matter for which indemnification is claimed (it being understood that no member of the Transferee Group has any obligation hereunder to institute a Proceeding or take any other action detrimental to any member of Transferee Group to seek such recovery).

         (b) Indemnification by Transferee. Transferee hereby agrees to indemnify, defend, save and hold harmless Transferor and its Affiliates and their respective directors, officers, employees, representatives and agents and each of the successors and assigns of any of the foregoing (the "Transferor Group") from and against any and all losses incurred or sustained by any member of the Transferor Group which shall arise out of or result from (1) any breach or inaccuracy of any representation or warranty set forth in Section 3 hereof and (2) the nonfulfillment or breach of any agreement, obligation or covenant of Transferee under this Agreement, in each case after offset by any related insurance proceeds directly related to

                                                                 EXECUTION COPY

the matter for which indemnification is claimed (net of increased insurance premiums and charges related directly to such losses) to which any member of the Transferor Group is entitled under its insurance policies (it being understood that no member of the Transferor Group has any obligation hereunder to carry insurance coverage for any particular or general group of risks), or other third party recovery received by any member of the Transferor Group related to the matter for which indemnification is claimed (it being understood that no member of the Transferor Group has any obligation hereunder to institute a Proceeding or to take any other action detrimental to any member of the Transferor Group to seek such recovery).

         (c) Tax Indemnification.

         (i) Transferor hereby agrees to indemnify, defend, save and hold harmless the Transferee Group from and against any and all Federal and state and local (but only to the extent the Company filed state and local consolidated or combined income or franchise Tax returns with a group in which Transferor was a member or would have been included in a state and local consolidated or combined income or franchise Tax return in which Transferor was a member if the Shares had been owned by Transferor for all periods prior to the Closing Date) income Tax liabilities relating to periods ending on or prior to the Closing Date, including, without limitation, Taxes owed by any other member of a consolidated group in which the Company and Transferor joined pursuant to Treasury Regulation ss.1.1502-6 or as a transferee or successor, by contract or otherwise. For purposes of this Agreement "Tax" or "Taxes" mean all Federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customer duties, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, intangible property, sales, use or transfer, registration, value added, alternative or add-on minimum, estimated or other taxes of any kind whatsoever, including any interest, penalty or additions thereto, whether disputed or not. A claim for indemnification may be made under this Section 7(c) at any time during the applicable Tax statutory period of limitations with respect to such Tax claim.

         (ii) Tax Matters. The following provisions shall govern the allocation of responsibility as between Transferee and Transferor for certain tax matters following the Closing Date:

              (A) Filing of Tax Returns. Transferor shall prepare or cause to be prepared and file or cause to be filed all Tax returns for the Company for all Tax periods ending on or prior to the Closing Date which are required to be filed before or after the Closing Date. Transferee shall prepare and file or cause to be prepared and filed any Tax returns of the Company for tax periods which begin before the Closing Date and end after the Closing Date. Transferor shall pay all Federal and state and local (but only to the extent the Company filed state and local consolidated or combined income or franchise Tax returns with a group in which Transferor was a member) Taxes shown to be due on such income Tax returns.

                                                                 EXECUTION COPY

              (B) Cooperation on Tax Matters. Transferee and Transferor shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's reasonable request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Transferee and Transferor agree (x) to retain, and cause the Company to retain, all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Transferee or Transferor, any extensions thereof) of the respective taxable periods, and to abide, and to cause the Company to abide, by all record retention agreements entered into with any taxing authority, and (y) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so reasonably requests, Transferee and Transferor, as the case may be, shall allow, and Transferee shall cause the Company to allow, the other party to take possession of such books and records. Transferee and Transferor further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby). Transferee and Transferor further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Code ss.6043 and all Treasury Department Regulations promulgated thereunder.

              (C) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any New York State Real Estate Transfer Tax, New York City Transfer Tax and any similar tax imposed in other states or subdivisions), shall be paid by Transferor when due, and Transferor will, at its own expense, file all necessary Tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp registration and other Taxes and fees, and, if required by applicable law, Transferee will, and will cause its Affiliates to, join in the execution of any such Tax returns and other documentation.

              (D) Tax Sharing Agreements. Notwithstanding the provisions of any tax sharing agreements, tax powers of attorney or similar agreements in effect on the date hereof with respect to or involving the Company and Transferor and its Affiliates relating to Taxes (the "Tax Agreements"), Transferor shall be responsible for, and shall indemnify the Company for, any Taxes, as and to the extent provided in Section

                                                                 EXECUTION COPY

    7(c) hereof, and Company shall have no liability with respect to such Taxes under the Tax Agreements.

              (E) Audits. Transferor will conduct any Federal, state or local (but only to the extent the Company filed state and local consolidated or combined income or franchise Tax returns with a group in which Transferor was a member or would have been included in a state and local consolidated or combined income or franchise Tax return in which Transferor was a member if the Shares had been owned by Transferor for all periods prior to the Closing Date) income Tax audits. Transferor agrees not to settle any Federal income or state or local (but only to the extent the Company filed state and local consolidated or combined income or franchise Tax returns with a group in which Transferor was a member or would have been included in a state and local consolidated or combined income or franchise Tax return in which Transferor was a member if the Shares had been owned by Transferor for all periods prior to the Closing Date) income Tax audit in a manner that would adversely affect the Company after the Closing Date unless such settlement would be reasonable in the case of a person that owned the Company both before and after the Closing Date, and Transferor will advise and consult with Transferee prior to such settlement. Transferee shall have the sole right to represent the Company in any Tax audit or administrative or court proceeding for all other taxable periods and to employ counsel of its choice at its own expense.

         (d) ERISA Indemnification. (i) Transferor hereby agrees to indemnify, defend, save and hold harmless the Transferee Group from and against any and all losses, including, without limitation, withdrawal or underfunding liabilities, arising out of any employee benefit plan (other than the Employee Benefit Plans) maintained or sponsored by any entity affiliated with the Company prior to the Closing under Section 414(b), (c), (m) or (o) of the Code, to the extent such losses arise solely as a legal result of such affiliation. A claim for indemnification may be made under this Section 7(d) at any time during the applicable ERISA statutory period of limitations with respect to such claim.

         (ii) With respect to the Employee Benefit Plan intended to qualify under Section 401(a) of the Code, immediately following the Closing, Transferee agrees to file a Power of Attorney Form 2848 with the Internal Revenue Service designated Steven H. Sholk as power of attorney in place of Kenneth J. Raphael,
E. Maureen Olson and Therese Michaels-Boyle. Transferee agrees to indemnify the Company, Transferor, Kenneth J. Raphael, E. Maureen Olson and Therese Michaels-Boyle for any liability arising out of its failure to comply with this
Section 7(d)(ii).

         (e) Third-Party Claims.

              (i) Promptly after receipt by an indemnified party under Section 7(a), (b), (c) or (d) hereof of notice of any claim or Proceeding for which it may seek indemnification hereunder, such indemnified party shall, if a claim is to be made

                                                                 EXECUTION COPY

    against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim or Proceeding, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such claim or Proceeding is prejudiced by the indemnifying party's failure to receive such notice.

         (ii) If an indemnified party gives notice to the indemnifying party of the commencement of such claim or Proceeding pursuant to Section 7(e)(i), the indemnifying party shall be entitled to participate in such claim or Proceeding, and, to the extent that it wishes (unless the indemnifying party is also a party to such claim or Proceeding and the indemnified party determines in good faith that joint representation would result in a conflict of interest), to assume the control of the investigation and defense of such claim or Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or Proceeding, the indemnifying party shall not, as long as it diligently conducts such defense, be liable to the indemnified party under this
    Section 7 for any fees of other counsel or any other expenses with respect to the defense of such claim or Proceeding. If the indemnifying party assumes the defense of a claim or Proceeding, (1) no compromise or settlement of such claim or Proceeding may be effected by the indemnifying party without the indemnified party's consent unless the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (2) the indemnifying party shall have no liability with respect to any compromise or settlement of such claim or Proceeding effected without its consent.

         (iii) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a claim or Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such claim or Proceeding, but the indemnifying party shall not pay defense costs and shall not be bound by or liable for any determination of a claim or Proceeding so defended or any compromise or settlement thereof.

         (f) Certain Limitations. The indemnification provided for in this
Section 7 shall be the sole and exclusive remedy for damages available to any party hereto for any breach or alleged breach of any representation, warranty, covenant or agreement in this Agreement or given pursuant hereto. Notwithstanding anything to the contrary contained herein, no indemnification shall be provided under this Section 7 for lost profits or other special, indirect, incidental, punitive or consequential damages of any kind or nature whatsoever.

                                                                 EXECUTION COPY

         8. Finder's Fees; Brokers. Each of Transferor and Transferee represents and warrants to the other that, with the exception of Financo, Inc. (whose fees shall be paid by Transferor), there are no claims (or any basis for any claims) for brokerage commissions, finder's fees or like payments in connection with this Agreement or the transactions contemplated hereby resulting from any action taken by it or on its behalf. Transferor shall indemnify and hold Transferee harmless and Transferee shall indemnify and hold Transferor harmless with respect to the representations and warranties set forth in this Section 8.

         9. Waiver; Requirements of Writing. This Agreement cannot be changed or any performance, term or condition waived in whole or in part except by a writing signed by the party against which enforcement of the change or waiver is sought. Any term or condition of this Agreement may be waived at any time by the party hereto entitled to the benefit thereof and any such term or condition may be modified at any time by an agreement in writing executed by the party or parties hereto affected by such term or condition.

         10. Expenses. Each of the parties hereto shall pay all the costs incurred by it incident to the preparation, execution and delivery of this Agreement and, except to the extent otherwise provided in this Agreement, the performance of its obligations hereunder.

         11. No Assignment. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns, but may not be assigned by either party without the prior written consent of the other party.

         12. Miscellaneous.

         (a) Notices. Any notice, request, consent, waiver or other communication required or permitted hereunder shall be effective only if it is in writing and personally delivered or sent by certified or registered mail, postage prepaid, reputable overnight courier (such as Federal Express) or facsimile transmissions (with electronic confirmation) addressed or transmitted as follows:

         If to Transferor:

              Revlon Consumer Products Corporation
              625 Madison Avenue
              New York, New York  10022
              Attn: Senior Vice President and Deputy General Counsel Fax No.: (212) 527-5693

              with a copy to:

              Kramer Levin Naftalis & Frankel LLP
              919 Third Avenue

                                                                 EXECUTION COPY

              New York, New York  10022
              Attn:  Thomas E. Constance, Esq.
              Fax No.:  (212) 715-8000

              If to Transferee:
              Prestige Holdings I, L.P.
              c/o York Management Services, Inc.
              764 Easton Avenue
              Suite #8
              Somerset, New Jersey  08873
              Attn: Chairman
              Fax No.:  (732) 296-6606

              with a copy to:

              Gibbons, Del Deo, Dolan, Griffinger & Vecchione
              One Riverfront Plaza
              Newark, New Jersey  07102-5497
              Attn:  Frank B. Reilly, Esq.
              Fax No.: (973) 639-6248

or such other person or address (or Fax No.) as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice or communication shall be deemed to have been given as of the date so personally delivered or mailed.

         (b) Integration. This Agreement (including the Schedules and Exhibits attached hereto) constitutes the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether oral or written, relating to the subject matter hereof.

         (c) Waiver. No delay or failure on the part of any party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder.

         (d) No Third-Party Beneficiaries. Nothing in this Agreement will be construed as giving any person, firm, corporation or other entity, other than the parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

         (e) Applicable Law. This Agreement will be construed and interpreted in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

                                                                 EXECUTION COPY

         (f) Headings; Knowledge. The headings in this Agreement are included for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement. Any reference in this Agreement to the "knowledge" of Transferor means the actual knowledge on the date hereof of Robert K. Kretzman, Esq., Eli Shahmoon, Esq., Beverly O'Toole, Esq., Michael Goodman and Steven Isko, Esq.

         (g) Severability. If any term, provision, covenant or condition of this Agreement or part thereof, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void by a court of competent jurisdiction, the remainder of this Agreement and such term, provision, covenant or condition shall remain in full force and effect, and any such invalid, unenforceable or void term, provision, covenant or condition shall be deemed, without further action on the part of the parties hereto, modified, amended and limited, and the court shall have the power to modify, amend and limit such term, provision, covenant or condition to the extent necessary to render the same and the remainder of this Agreement valid, enforceable and lawful.

         (h) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         (i) Publicity. Neither Transferor nor Transferee shall make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement, or the transactions contemplated hereby or thereby for dissemination to the press or general public without the prior written consent of the other except for any announcement or written statement which is required to be made by law or the regulations of any governmental entity or any stock exchange or national market (except that the party required to make such announcement shall consult with the other party concerning the timing and content of such announcement before such announcement is made).

                                                                 EXECUTION COPY

         IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed by their duly authorized officers, this Agreement as of the date first above written.

                                    PRESTIGE HOLDINGS I, L.P.
                                    By: Prestige I, L.L.C., its General Partner


                                    By:
                                       ----------------------------------------
                                       Name:
                                       Title:


                                    REVLON CONSUMER PRODUCTS
                                    CORPORATION


                                    By:
                                       ----------------------------------------
                                       Name:
                                       Title: